Natera Reports Fourth Quarter and Fiscal Year 2016 Financial Results

SAN CARLOS, Calif., March 7, 2017 /PRNewswire/ -- Natera, Inc. (NASDAQ: NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the fourth quarter and fiscal year ended December 31, 2016 and provided an update on recent business progress.

Recent Accomplishments & Highlights

  Generated total revenues of $49.3 million in the fourth quarter of 2016 compared to $52.9 million in the fourth quarter of 2015. Revenues for the full year 2016 were $217.1 million compared to $190.4 million for the full year 2015, an increase of approximately 14%.
  Processed greater than 117,000 tests, including approximately 112,000 tests accessioned in Natera's laboratory and approximately 5,100 units processed through its Constellation software platform (Constellation units), in the fourth quarter of 2016, compared to approximately 96,000 tests processed, including approximately 93,000 tests accessioned and approximately 3,000 Constellation units, in the fourth quarter of 2015, which represents an increase of approximately 22%. Greater than 447,000 tests, including approximately 430,000 tests accessioned and approximately 17,000 Constellation units, were processed in the full year 2016 compared to greater than 317,000 tests, including greater than 310,000 tests accessioned and greater than 7,000 Constellation units, in 2015, which represents an increase of approximately 41%.
  Accessioned greater than 84,000 Panorama tests in the fourth quarter of 2016 compared to approximately 73,000 tests accessioned in the fourth quarter of 2015, an increase of approximately 15%. Greater than 331,000 Panorama tests were accessioned in the full year 2016 compared to approximately 255,000 tests accessioned in 2015, an increase of approximately 30%.
  Accessioned greater than 22,000 Horizon carrier screening tests in the fourth quarter of 2016 compared to approximately 16,000 Horizon carrier screening tests accessioned in the fourth quarter of 2015, an increase of approximately 38%. Greater than 80,000 Horizon tests were accessioned in the full year 2016, compared to approximately 42,000 Horizon tests accessioned in 2015, an increase of approximately 90%.
  Announced the launch of the Evercord™ cord blood and tissue banking service, a new product offering that enables expectant parents to collect, store and retrieve their newborn's cord blood and tissue for potential therapeutic use in roughly 75 established diseases and a host of potential regenerative medicine applications, and placing Natera in a position to generate the genome of an individual soon after birth.
  Previewing launch plans of a significant new addition to Natera's suite of noninvasive prenatal tests that identifies risk for severe conditions which have a combined incidence roughly of 1 in 600.
  Launched Version 3 of Panorama, which is intended to drive further reductions in cost of goods sold for Panorama while maintaining best in class test performance for both fetal aneuploidies and microdeletions screening.
  Selected to participate in the I-SPY 2 TRIAL, a multi-center study evaluating the safety and efficacy of investigational therapies combined with neoadjuvant treatment in women with newly diagnosed, locally advanced breast cancer. Natera will be analyzing blood samples at various points throughout patient treatment to evaluate the effectiveness of liquid biopsy in monitoring tumor burden, treatment response, and residual disease, as compared to traditional imaging methods.
  Announced results from DNAFirst Study published in Genetics in Medicine demonstrating the clinical utility of Panorama as a first line fetal aneuploidy screen in a general population. Out of 2,681 women included in the study, Panorama demonstrated a sensitivity of 100% (12/12) with no false negatives and a 75% positive predictive value.
  More than 50 percent of commercially insured patient lives now have access to NIPT, regardless of maternal age or risk factors. Over 40 health plans encompassing more than 104 million lives now cover NIPT for all women – including Cigna, Anthem and most Blue Cross and Blue Shield plans.
  Announced the availability of a microdeletions testing application for new and existing Constellation licensees worldwide.

"We are pleased with the progress we made in the quarter," said Matt Rabinowitz, Natera's chief executive officer. "In particular, we believe the launches of Evercord and Version 3 of Panorama, further payer policy changes in favor of average risk NIPT, the introduction of a key new NIPT product with substantially broader coverage, and our selection for the I-SPY 2 trial represent important milestones for the Company."

Fourth Quarter and Year Ended December 31, 2016 Financial Results

Total revenues were $49.3 million compared to $52.9 million for the fourth quarter of 2015, a decrease of 7%, driven primarily by Natera's continued transition to in-network contracts with many of the largest payers, which reduced the average selling price of tests. Revenues for the fourth quarter 2016 were also impacted by a temporary delay in claims submission of an estimated $1.5 million to insurance companies in the quarter, and by the timing of Natera's receipt of approximately $9.1 million from BioReference Laboratories ("BioReference") under its distribution agreement, which Natera terminated in January 2017. Consistent with Natera's revenue recognition practices, approximately $1.8 million will be recognized as revenue for tests performed in prior periods in the first quarter of 2017. Revenues for the full year 2016 were $217.1 million, an increase of approximately 14% over full year 2015 revenues. The increase in revenues from 2015 to 2016 was primarily due to higher test volumes, particularly for Panorama and Horizon. Tests processed were greater than 117,000 tests in the fourth quarter of 2016 compared to approximately 96,000 tests in the fourth quarter of 2015, including tests processed through Natera's Constellation software platform, which represents an increase of approximately 22%. Natera recognized revenue on roughly 73,000 tests in the fourth quarter. 61% of these tests were also processed in the fourth quarter of 2016. Natera recognized revenue on roughly 55,000 panorama tests in the fourth quarter of 2016. 63% of these tests were accessioned in the fourth quarter of 2016. Revenue derived from test volumes processed in the quarter was approximately 54% in the third quarter of 2016.

Gross profit for the three months ended December 31, 2016 was $11.3 million, representing a 22.9% gross margin, compared to $21.1 million, representing a 39.9% gross margin in the same period of the prior year.* Gross profit for the year ended December 31, 2016 was $81.5 million, representing a 37.5% gross margin, compared to $77.5 million, representing a 40.7% gross margin in the prior year. Gross margins declined in the fourth quarter of 2016 compared to the same period in 2015 due to the reduction in price per test caused by Natera's continued transition to in-network contracts. Fourth quarter 2016 gross margins were also impacted by the delay in recognition of $1.8 million in revenue from BioReference for tests accessioned in prior periods, a delay in claims submission of $1.5 million to insurance companies in the quarter, and $3.4 million of one-time, non-cash accelerated depreciation and impairment charges related to the transition to new instruments and reagents for Version 3 of Natera's Panorama test. Excluding these items, gross margin for the fourth quarter of 2016 would have been 9.4% greater, and gross margin for the year ended December 31, 2016 would have been 2.1% greater.

Total operating expenses, representing research and development expenses, and selling, general and administrative expenses, for the three months ended December 31, 2016 were $49.0 million, an increase of 28% compared to $38.4 million in the same period of the prior year. Total operating expenses for the year ended December 31, 2016 were $178.0 million, an increase of 30% compared to $137.3 million in the prior year. The increase in both the three months and year ended December 31, 2016 over the respective prior periods was driven primarily by an increase in research and development activities and additional expenses related to Natera's sales and marketing efforts.

Loss from operations for the fourth quarter of 2016 was $ 37.7 million compared to loss from operations of $17.3 million for the same period of the prior year. Loss from operations for the year ended December 31, 2016 was $96.5 million compared to income from operations of $59.8 million for the prior year.

Net loss for the three months ended December 31, 2016 was $37.9 million, or ($0.72) per share, compared to net loss of $23.0 million, or $(0.47) per share, for the same period in 2015. Net loss for the year ended December 31, 2016 was $95.8 million, or ($1.86) per share, compared to a net loss of $70.3 million, or ($2.68) per share for the year ended December 31, 2015. Weighted average shares outstanding were 52.4 million for the fourth quarter 2016 and 51.6 million for the year ended December 31, 2016.

At December 31, 2016, Natera held $147.2 million in cash, cash equivalents, short-term investments and restricted cash, compared to $184.2 million as of September 30, 2016. Natera's cash position at December 31, 2016 was impacted by its delayed receipt of the approximately $9.1 million payment from BioReference discussed above. As of September 30, 2016, Natera had an outstanding balance of $49.5 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 65 bps, and these borrowings were approximately $49.6 million with accrued interest as of December 31, 2016. This line of credit was drawn down primarily to repay all then existing indebtedness at a significantly lower interest rate. The line is secured by Natera's investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs.

2017 Financial Outlook

Natera anticipates 2017 total revenue of $210 million to $230 million; 2017 cost of product revenues to be approximately 60% to 65% of revenues; selling, general and administrative costs to be approximately $135 million to $145 million; research and development costs to be $45 million to $50 million, and net cash burn to be $85 million to $95 million**. Natera's research and development investments are intended to enhance its service offering and reduce the cost of goods sold of Panorama and Horizon, as well as technology development, product development, and clinical trials within oncology.

* Gross profit is calculated as GAAP total revenues less GAAP cost of product revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2017 to be between $80 million and $90 million) and GAAP net purchases of property and equipment (estimated for 2017 to be approximately $5 million).

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. In pursuit of that mission, Natera operates a CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, CA, and it currently offers a host of proprietary genetic testing services primarily to OB/GYN physicians and fertility centers, as well as to genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include the Spectrum® pre-implantation genetic test for embryo selection during IVF; the Anora® miscarriage test to understand the genetic causes of a pregnancy loss; the Horizon™ carrier screen to detect inherited mutations; the Panorama® non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; and Evercord™, a cord blood and tissue banking service offered at birth to expectant parents.

Each test described has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests.

Natera is also applying its unique technologies to develop non-invasive screening and diagnostic tools for earlier detection and improved treatment of cancer. These tests have not been cleared or approved by the U.S. Food and Drug Administration.

Conference Call Information

Event:	Natera's Fourth Quarter and Year-End 2016 Results Conference Call
Date:	Wednesday, March 7, 2016
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	77689151
Webcast:	investor.natera.com

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Natera's current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, including future cancer products, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future prenatal testing products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; implementation of our cloud-based distribution model may negatively impact our financial results and results of operations; we may be subject to increased compliance risks as a result of our rapid growth, including our recent growth in and dependence on our direct sales force; we rely on internal and third-party data centers and platforms to host our laboratory and cloud-based software, and any interruptions of service or failures may impair the operations of our laboratory or the delivery of our cloud-based software and harm our business; if our products do not perform as expected, our operating results, reputation and business will suffer; if we are unable to successfully grow revenues for our products or services in addition to Panorama, our business and result of operations may be adversely affected; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could affect Natera's financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Natera's most recent quarterly report on Form 10-Q. This is available on Natera's website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts

Natera, Inc.

Mike Brophy, Chief Financial Officer, 650-249-9091 x1471
mbrophy@natera.com

Laura Zobkiw, Corporate and Public Relations, 650-249-9091 x1649
Lzobkiw@natera.com

Natera, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$15,256	$28,947
Restricted cash, current portion	1,092	901
Short-term investments	130,860	201,586
Accounts receivable, net of allowance of $1,890 in 2016 and $971 in 2015	13,396	5,862
Inventory	6,414	8,093
Prepaid expenses and other current assets	7,097	5,337
Total current assets	174,115	250,726
Property and equipment, net	32,289	12,710
Restricted cash, long term portion	342	683
Other assets	3,934	1,121
Total assets	$210,680	$265,240
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$11,479	$7,332
Accrued compensation	11,067	8,552
Other accrued liabilities	19,879	18,708
Deferred revenue	574	144
Short-term debt financing	49,624	42,090
Warrants	3,792	3,649
Total current liabilities	96,415	80,475
Deferred rent, net of current portion	7,789	—
Total liabilities	104,204	80,475
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value: 50,000 shares authorized; no shares issued and outstanding at December 31, 2016 and 2015, respectively	—	—
Common stock, $0.0001 par value: 750,000 shares authorized at both December 31, 2016 and December 31, 2015, respectively; 52,665 and 50,346 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	5	5
Additional paid in capital	453,044	436,259
Accumulated deficit	(345,848)	(250,083)
Accumulated other comprehensive loss	(725)	(1,416)
Total stockholders' equity	106,476	184,765
Total liabilities and stockholders' equity	$210,680	$265,240

Natera, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except per share data)

	Year ended December 31,
	2016	2015	2014
Revenues
Product revenues	$213,968	$188,168	$157,308
Licensing and other revenues	3,106	2,187	1,981
Total revenues	217,074	190,355	159,289
Cost and expenses
Cost of product revenues	135,574	112,845	78,396
Research and development	41,862	27,711	17,292
Selling, general and administrative	136,126	109,637	62,936
Total cost and expenses	313,562	250,193	158,624
(Loss) income from operations	(96,488)	(59,838)	665
Interest expense	(533)	(3,505)	(4,219)
Interest benefit from changes in the fair value of long term debt	—	964	118
Interest and other income (expense), net	1,398	(7,896)	(1,716)
Loss before income taxes	(95,623)	(70,275)	(5,152)
Income tax expense	(142)	—	—
Net loss	$(95,765)	$(70,275)	$(5,152)
Unrealized gain (loss) on available-for-sale securities, net of tax	691	(1,416)	—
Comprehensive loss	$(95,074)	$(71,691)	$(5,152)

Basic and diluted net loss per share	$(1.86)	$(2.68)	$(1.07)

Weighted-average number of shares used in computing basic and diluted net loss per share	51,576	26,204	4,800